Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 27, 2017, included in the proxy statement/prospectus/information statement of Threshold Pharmaceuticals, Inc. that is made a part of the Registration Statement (Form S-4) of Threshold Pharmaceuticals, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young, LLP

Redwood City, California

June 27, 2017